CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds) of our reports dated April 29, 2016, relating to the financial statements and financial highlights, which appear in the Invesco High Yield Municipal Fund, Invesco Intermediate Term Municipal Income Fund, Invesco Limited Term Municipal Income Fund, Invesco Municipal Income Fund, Invesco New York Tax Free Income Fund, and Invesco Tax-Exempt Cash Fund’s Annual Report on Form N-CSR for the year ended February 29, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

March 30, 2017